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                                                                    EXHIBIT 99.1

                                ESCROW AGREEMENT



         Agreement entered into this 15th day of July, 2002, (this "Agreement") between Caraco Pharmaceutical Laboratories Ltd. (herein called "Company"), and Bank One Trust Company, N.A. whose address is 611 Woodward, Mail Suite MI 1-8110, Detroit, Michigan 48226 (herein called "Agent"):

         A. The Company shall be offering investors ("Investors") up to 4,365,000 of its shares of common stock pursuant to a registration statement ("Registration Statement") filed with the Securities and Exchange Commission (the "SEC") and the securities divisions ("Securities Divisions") of certain States. The prospectus provides a minimum of 100,000 shares (the "Minimum Offering") must be sold within 90 days from the date of commencement of the offering (which commencement date shall be communicated in writing by the Company to the Agent). The 90-day offering period may be extended by the Company for an additional 90 days) (the "Termination Date"). If the Minimum Offering is not obtained on or before the Termination Date, the offering by the Company will terminate.

         B. The purchase price for the shares of common stock will be paid by Investors at the time of subscription. The Company has represented to the Investors that the Minimum Offering will be deposited into an escrow account.

         C. The Company and Agent desire that the subscription proceeds with respect to the Minimum Offering be held in escrow by the Agent pursuant to the terms and conditions set forth below.

WITNESSETH:

1. The Company agrees to deliver, or cause to be delivered to Agent, the checks representing payment from Investors for their shares of common stock of the Company. The Company agrees to retain the original copies of all of the Investors' subscription agreements and to deliver to Agent duplicate copies of such subscription agreements fully executed by both the Company and the Investors. Agent shall have no duty or obligation to examine the subscription agreements for any purpose whatsoever (including, but not limited to, genuineness of signatures or authority to sign). The checks representing payment for the shares of common stock with respect to the Minimum Offering shall be made payable to "Bank One Trust Company, N.A., escrow agent." Agent agrees to hold the subscription proceeds in a non-interest bearing account (the "Escrow Account").

2. If subscriptions for 100,000 shares, in the aggregate, have not been deposited with Agent into the Escrow Account by the Termination Date, Agent will return to the Investors all of the Investors' subscription proceeds held in the Escrow Account. If, however, subscription proceeds for 100,000 or more shares have been deposited with Agent into the Escrow Account on or before the Termination Date, upon written notification and demand by the Company, Agent will release all of such subscription proceeds to the Company by depositing the proceeds into an account specified to the Agent in writing by the Company's Chief Executive Officer. In no event will such subscription proceeds be released to the Company until the Agent has received collected funds. For purposes of this Agreement, the term


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         "collected funds" shall mean all funds received by the Agent which have cleared normal banking channels and are in the form of cash.

3. If, during the term of this Escrow Agreement, an Investor and the Company deliver to Agent written instructions that an Investor has rescinded his purchase of shares of common stock, then Agent shall return to that Investor his or her subscription proceeds that Agent is holding for such Investor.

4. The duties and obligations of Agent hereunder shall be determined solely by the express provisions of this Agreement. Agent shall not be liable or responsible for any act done or step taken or omitted by it or any mistake of fact or law or for anything which it may do or refrain from doing, except for its gross negligence, willful misconduct or willful default or failure in the performance of any obligation imposed upon it hereunder.

5. Agent is authorized to act in reliance upon the sufficiency, correctness, genuineness or validity of any instrument or document or other writing submitted to it hereunder and shall have no liability with respect to said matters.

6. Agent's fee in the amount of $1,500.00 shall be paid in advance by the Company at the time the Company's registration statement is declared effective by the SEC and the Securities Division of at least one State. Subject to Paragraph 4, the Company agrees, to indemnify and hold harmless the Agent from any costs, damages, expenses or claims, including attorney's fees, which Agent may incur or sustain as a result of or arising out of this Escrow Agreement or Agent's duties relating thereto. The above indemnification shall survive the resignation or removal of Agent or the termination of this Agreement.

         IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT'S FAILURE TO ACT IN ACCORDANCE WITH THE STANDARDS SET FORTH IN THIS AGREEMENT, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7. The Agent shall have the right, but not the obligation, to consult with counsel of choice of a reputable law firm which has more than 50 lawyers and shall not be liable for action taken or omitted to be taken by Escrow Agent in good faith in accordance with the advice of such counsel.

8. In the event of any disagreement or the presentation of adverse claims or demands in connection with the Escrow Account, Agent shall, at its option, be entitled to refuse to comply with any such claims or demands during the continuance of such disagreement and may refrain from delivering any item affected thereby, and in so doing, Agent shall not become liable to the Company or any Investor, or to any other person, due to its failure to comply with any such adverse claim or demand. Agent shall be entitled to continue, without liability, to refrain and refuse to act:

         a. Until all the rights of the adverse claimants have been finally adjudicated by a court having jurisdiction of the parties and the items affected thereby, after which time the Agent shall be entitled to act in conformity with such adjudication; or


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         b. Until all differences shall have been adjusted by agreement and
         Agent shall have been notified thereof and shall have been directed in writing signed jointly or in counterpart by the Company and by all persons making adverse claims or demands, at which time Agent shall be protected in acting in compliance therewith.

         The parties agree that they may seek adjudication of any adverse claim or demands only in either the Circuit Court for the County of Wayne, Michigan, or the United States Federal District Court for the Eastern District of Michigan, Southern Division. The parties agree to the jurisdiction of either of said Courts over their persons as well as the subscription proceeds, waive personal service of any process, and agree that service of process by certified or registered mail, return receipt requested, to the address set forth below each party's signature to this Agreement shall constitute adequate service.

9. Agent may resign as such following the giving of thirty days prior written notice to the Company hereto. Similarly, Agent may be removed and replaced following the giving of thirty days prior written notice to Agent by the Company. In either event, the duties of Agent shall terminate thirty days after the date of such notice (or as of such earlier date as may be mutually agreeable); and Agent shall then deliver the balance of the escrow deposit then in its possession to a successor escrow agent as shall be appointed by the Company as evidenced by a written notice filed with Agent.

10. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and be given in person, by facsimile transmission, courier delivery service or by mail, and shall become effective (a) on delivery if given in person,
         (b) on the date of delivery if sent by facsimile or by courier delivery service, or (c) four business days after being deposited in the mail, with proper postage for first-class registered or certified mail, prepaid.

         Notices shall be addressed as follows:

                  (i)      if to the Company:

                  Caraco Pharmaceutical Laboratories Ltd.
                  1150 Elijah McCoy Drive
                  Detroit, Michigan 48202

                  Attention:  Narendra N. Borkar
                  Fax Number:  (313) 871-8314


         (ii)     if to the Agent:

                  Bank One Trust Company, N.A.
                  611 Woodward
                  Mail Suite MI 1-8100
                  Detroit, Michigan 48226

                  Attention:  Christopher Perelekos
                  Fax Number:  (313) 225-3420


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11.      The entire agreement of the parties is contained herein; any change in terms or conditions herein may only be made in writing signed by all parties hereto. Agent shall not be charged with knowledge of any fact, unless it has actually received written notice thereof from one of the parties by certified or registered mail, return receipt requested, addressed to Agent's address shown at the top of this Agreement, such notice clearly referring to this Agreement.

12. This Escrow Agreement shall be deemed to have been made under and shall be governed by the laws of the State of Michigan in all respects, including matters of construction, validity and performance.

                                      CARACO PHARMACEUTICAL LABORATORIES LTD



                                      By     /s/ Narendra N. Borkar
                                             -------------------------------
                                             Narendra N. Borkar

                                      Its    Chief Executive Officer



                                      BANK ONE TRUST COMPANY, N.A.


                                      By     /s/ Christopher Perelekos
                                             -------------------------------


                                      Its    Authorized Officer



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